Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation
    Subject to Rule 10f-3 Under the Investment Company Act of 1940


     10f-3 TRANSACTIONS FOR THE PERIOD MARCH 1, 1997 TO MAY 31, 1997

               ALLIANCE ALL MARKET ADVANTAGE FUND, INC.


                                                                Shares
                                                     Price     Purchased
                   Date       Shares    % of Fund     per         by
Security        Purchased   Purchased   Assets(1)    Share    Fund Group

Neo Magic        03/13/97       1,500       0.01%    12.000       32,600
LHS Group        05/15/97       3,100       0.07%    16.000       40,800


 Total    % of Issue
Shares     Purchased                             Shares
Issued         By                                 Held
 (000)     Group (2)   Broker(s)                05/31/97

 3,000         1.09%   Morgan Stanley                  0
 4,800         0.85%   Goldman Sachs & Co.             0


1.  Purchase may not exceed 3% of Fund's Total Assets.

2. Purchases by all Alliance funds may not exceed the greater of (i) 4% of the principal amount of the offering or (ii) $500,000 in principal amount, but in no event may exceed 10% of the principal amount of the offering.